Exhibit 99.1

Press Release

Aspen Appoints Julian Cusack Chief Operating Officer and Expands
Role of Richard Houghton, Chief Financial Officer

Hamilton, Bermuda, March 17, 2008   —   Aspen Insurance Holdings Limited (‘‘Aspen’’ or the ‘‘Company’’) (NYSE:AHL), today announced the promotion of Mr. Julian Cusack to the role of Chief Operating Officer of the Company.

Julian’s new role will include responsibility for Aspen’s Actuarial, Risk Management, Compliance and Legal departments. He will also continue as Chairman and Chief Executive Officer of Aspen Insurance Limited (‘Aspen Bermuda’), roles he has held since November 2006 and June 2002 respectively. In addition, Mr. Cusack will continue to chair Aspen’s Reserving Committee and maintain responsibility for certain special projects.

The Company also announced that Mr. Richard Houghton, Chief Financial Officer, will assume additional responsibilities for operational oversight of Aspen’s Human Resources, Information Technology and Insurance/Reinsurance Claims departments.

Julian Cusack and Richard Houghton will continue to report to Chris O’Kane, Chief Executive Officer.

The promotion of Julian Cusack and the expansion of Richard Houghton’s role follow the decision by Mr. Stuart Sinclair, President and Chief Operating Office of Aspen, to resign effective as of April 17, 2008 in order to pursue other business and personal opportunities.

Mr. Chris O’Kane, Chief Executive of Aspen, commented: ‘‘I would like to congratulate Julian on his appointment as Chief Operating Officer. He has been an instrumental figure in Aspen’s development since the Company’s inception and we are delighted to be able to further access his business acumen. I am also pleased to expand Richard Houghton’s role to take on additional operational responsibilities — all in disciplines where he has significant prior experience.

‘‘Stuart has been highly effective in his role as an agent of change at Aspen. He has put in place the necessary infrastructure to support our expansion in Europe and reorganisation in the United States with great success and I wish him all the very best in his future endeavours.’’

Mr. Glyn Jones, Chairman of Aspen, added: ‘‘Both Julian Cusack and Richard Houghton are highly capable individuals and the evolution of their responsibilities at Aspen is testament to the depth of our senior management team. I too would like to wish Stuart well and thank him for his contribution to Aspen.’’

CONTACT:

Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications                            +44-20-7184-8855
Noah Fields, Head of Investor Relations                          +1-441-297-9382

Press Inquires
Justin Griffiths, Citigate Dewe Rogerson                            +44-20-7638 9571
Eliza Johnson, Abernathy MacGregor                                +1-212-371-5999

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the

United Kingdom, and Switzerland. For the year ended December 31, 2007, Aspen reported gross written premiums of $1.8 billion, net income of $489.0 million and total assets of $7.2 billion. For more information about Aspen, please visit www.aspen.bm.

Aspen’s Ratings Aspen Insurance UK Limited	Aspen Insurance Limited

A (Strong) Standard & Poor’s	A (Strong) Standard & Poor’s

A (Excellent) A.M. Best	A (Excellent) A.M. Best

A2 (Good) Moody’s	A2 (Good) Moody’s

Aspen Specialty Insurance Company
A− (Excellent) A.M. Best

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains written, and Aspen’s officers may make related oral, ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws regarding changes in key personnel and their impact on Aspen. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission on February 29, 2008.

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